EXHIBIT 99.1

GENERAL FINANCE CORPORATION

NEWS RELEASE
(For Immediate Release)

GENERAL FINANCE CORPORATION RIGHTS OFFERING COMMENCES

Pasadena, CA – May 10, 2010 - General Finance Corporation (“General Finance”) (NASDAQ: GFN, GFNCW and GFNCU) announced today that the registration statement for its rights offering was declared effective by the Securities and Exchange Commission on May 7, 2010.

On May 14, 2010, the record date for the rights offering, General Finance will distribute, at no charge to holders of its common stock, rights to purchase units with an aggregate subscription price of $13,380,000.  Each unit will consist of one share of General Finance common stock and a three-year Warrant to purchase 0.5 additional shares of General Finance common stock at an exercise price of $4.00 per share.  Please review the prospectus contained within the registration statement for the rights offering for a complete description of all the terms of the rights offering.

In the rights offering, rights holders who fully exercise their rights will be entitled to subscribe, subject to certain limitations and subject to allotment, for additional units that remain unsubscribed as a result of any unexercised rights.  General Finance retains the right to limit the exercise of over-subscription privileges if such exercise would cause a change of control, as defined in the agreements governing the indebtedness of its operating subsidiaries Pac-Van, Inc. (“Pac-Van”) or Royal Wolf Trading Australia Pty Limited and subsidiaries (“Royal Wolf”).

General Finance intends to use the proceeds of the rights offering to reduce indebtedness and for general corporate and working capital purposes.  General Finance anticipates the following important dates for the rights offering, which dates are subject to change because the rights offering may be extended:

•	Record Date	May 14, 2010

•	Subscription Period Begins	May 14, 2010

•	Expiration Date	June 15, 2010

Please review the prospectus, when available, to determine the actual dates related to the rights offering.  General Finance has submitted an application to NASDAQ to qualify the rights for public trading, but NASDAQ has not provided any assurances that this application will be approved prior to the expiration date of the rights offering.

General Finance expects to mail to common stockholders as of the close of business on the record date a prospectus for the rights offering accompanied by a subscription rights exercise notice and related information for exercising the rights. The prospectus will contain important information about the rights offering. Stockholders are urged to read the prospectus carefully.

General Finance has engaged MacKenzie Partners, Inc. to act as the information agent for the rights offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may only be offered by means of a prospectus, additional copies of which may be obtained, when available, by contacting the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, toll-free: (800) 322-2885, collect: (212) 929-5500 or by e-mail request to generalfinancerights@mackenziepartners.com.

About General Finance Corporation

General Finance Corporation (www.generalfinance.com), through its indirect 86.2%-owned subsidiary, Royal Wolf (www.royalwolf.com.au) and its indirect 100%-owned subsidiary Pac-Van (www.pacvan.com), sells and leases products in the portable services industry to a broad cross-section of industrial, commercial, educational and government customers throughout Australia, New Zealand and the United States. These products include storage containers and freight containers in the mobile storage industry and modular buildings, mobile offices and portable container buildings in the modular space industry.

Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements. Such forward-looking statements include, but are not limited to, prospects of General Finance, Pac-Van and Royal Wolf.  We believe that the expectations represented by our forward looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable legislation or regulation. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as General Finance’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009, the Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 and the prospectus for the rights offering of General Finance.

Contact

Charles E. Barrantes
Chief Financial Officer
(626) 584-9722 ext. 1007

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